NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Shares and Warrants to purchase common shares (the "Securities") of The Lion Electric Company (the "Company") from listing and registration on the Exchange at the opening of business on January 21, 2025, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to NYSE Listed Company Manual Section 802.01D after the Company's December 18, 2024 press release that the Company and its subsidiaries have applied to the Superior Court of Quebec (Commercial Division) for an initial order to seek protection from their creditors under the Companies' Creditors Arrangement Act ("CCAA"). The Company and its subsidiaries also intend to seek recognition of the CCAA proceedings in the United States under Chapter 15 of the Bankruptcy Code. In reaching its delisting determination, NYSE Regulation notes the uncertainty as to the ultimate effect of this process on the value of the Company's common shares. On December 18, 2024, the Exchange determined that the Company's Securities should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on December 18, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.